As filed with the Securities and Exchange Commission on March 25, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VIRNETX HOLDING CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	77-0390628
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2007 Stock Plan
(Full title of the plan)

Kendall Larsen
Chief Executive Officer
VirnetX, Inc.
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Lowell D. Ness, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if smaller reporting company)
(Calculation of Registration Fee on following page)
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
		Offering	Maximum	Amount of
Title of Each Class of Securities	Amount To Be	Price Per	Aggregate	Registration
To Be Registered	Registered (1)	Unit (2)	Offering Price	Fee
2007 Stock Plan
Common Stock, $0.0001 par value per share	11,624,469	$6.675	$77,593,330	$3,050

(1)	This registration statement shall also cover any additional shares of registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2)	The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. With respect to an aggregate of 11,624,469 shares of Common Stock available for future issuance under the 2007 Stock Plan, the estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of $6.675 per share, the average of the high and low price of the Common Stock on the American Stock Exchange on March 19, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Commission on April 2, 2007 pursuant to Section 13 of the Securities Act.
     (b) The registrant’s Prospectus filed with the Commission on December 31, 2007 pursuant to Rule 424(b) of the Securities Act, in connection with the registrant’s Registration No. 333-145765, which contains audited financial statements for the registrant’s fiscal year ended December 31, 2006.
     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s Annual Report referred to in (a) above.
     (d) The description of the registrant’s common stock contained in the registrant’s Statement filed with the Commission on Form 8-A on November 21, 2007, together with Amendment No. 1 on Form 8-A filed with the Commission on December 21, 2007, and including any other amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the common stock being registered hereby will be passed upon for the Registrant by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. As of the date of this Registration Statement, Lowell D. Ness, a partner of Orrick, Herrington & Sutcliffe LLP, is the Secretary of VirnetX Holding Corporation.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has obtained directors’ and officers’ insurance providing indemnification for certain of the Registrant’s directors and officers for certain liabilities.
The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed. Not applicable.
Item 8. Exhibits.

Exhibit
Number

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Farber Hass Hurley LLP, Independent Auditors.

23.2	Consent of Burr, Pilger & Mayer LLP, Independent Accountants.

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (see signature page).

99.1	2007 Stock Plan

Item 9. Undertakings.
     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on March 25, 2008.

VirnetX Holding Corporation
By:	/s/ Kendall Larsen
Kendall Larsen
President, Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kendall Larsen, Chief Executive Officer, and William E. Sliney , Chief Financial Officer, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer (Principal Executive Officer)	March 25, 2008
/s/ Kendall Larsen Kendall Larsen

	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 25, 2008
/s/ William E. Sliney William E. Sliney

	Director	March 25, 2008
/s/ Edmund C. Munger Edmund C. Munger

	Director	March 25, 2008
/s/ Thomas M. O’Brien Thomas M. O’Brien

	Director	March 25, 2008
/s/ Scott C. Taylor Scott C. Taylor

	Director	March 25, 2008
/s/ Michael F. Angelo Michael F. Angelo

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

5.1	Opinion of Orrick, Herrington & Sutcliffe, LLP.

23.1	Consent of Farber Hass Hurley LLP, Independent Auditors.

23.2	Consent of Burr, Pilger & Mayer LLP, Independent Accountants.

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (see signature page).

99.1	2007 Stock Plan